NEWS RELEASE

T. ROWE PRICE HEAD OF INTERNATIONAL EQUITY DIVISION CHRIS ALDERSON TO RETIRE FROM FIRM AT YEAR-END; VETERAN PORTFOLIO MANAGER JUSTIN THOMSON TO TAKE OVER JANUARY 1, 2021

Baltimore: February 5, 2020

NEWS
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T. Rowe Price Group, Inc. (NASDAQ-GS: TROW), announced today that Chris Alderson, head of International Equity, co-head of Global Equity, and a member of the Management Committee, will step down from his roles and retire from the company at the end of the year. Mr. Alderson joined the firm in 1988.
Justin Thomson, chief investment officer, International Equity, and lead portfolio manager of the International Small-Cap Equity Strategy, including the International Discovery Fund, will succeed Mr. Alderson as head of International Equity on January 1, 2021. At that time, Mr. Thomson will join the Management Committee. He will report to Robert Sharps, head of Investments.
The firm also announced that effective March 1, 2020, Ben Griffiths will become co-portfolio manager of the International Small-Cap Equity Strategy, joining Mr. Thomson until Mr. Thomson relinquishes his portfolio manager responsibilities following a thoughtful transition period.

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QUOTES
William J. Stromberg, President and CEO, T. Rowe Price
“Chris’ impact on our firm and our clients has been significant and will be long-lasting. He has been instrumental in the firm’s success in building our global equity platform and in expanding our business internationally, both as a senior leader and as an investor. Chris is broadly respected for his unwavering commitment to investment excellence, his true global perspective, and his care for our culture. A friend to many of us, Chris will be missed.”

Robert Sharps, Head of Investments, T. Rowe Price
“Throughout his 28-year investment career, Justin has a successful track record of performance. His depth of investment knowledge and a leadership style that emphasizes sharing his investment wisdom as both a mentor and role model across the firm will serve him well in his new role.”

Chris Alderson, Head of International Equity, T. Rowe Price
“I have been very lucky to have worked for such a high-quality firm for more than 30 years. It has been a privilege to have worked with so many talented people, including many excellent senior leaders and investors. The International Equity division is in a strong place, and the firm has become an ever more global business. I have huge confidence that Justin Thomson will do an outstanding job in my place.”

BACKGROUND ON CHRIS ALDERSON
Christopher Alderson is currently head of International Equity, co-head of Global Equity, and a Management Committee member of T. Rowe Price Group, Inc. He is also director of T. Rowe Price International Ltd and chairman of the firm’s International Equity Steering Committee. Mr. Alderson has more than 34 years of investment experience, and he began his career at the firm when he joined the joint venture Rowe Price-Fleming International in 1988. From 1998 to 2009, he led T. Rowe Price’s emerging markets equity business and helped develop it into the leading franchise that it is today. During his tenure as head of International Equity, the firm expanded to seven countries with an international equity investment presence, launched 11 new strategies, and grew assets from $30 billion to $158 billion.

BACKGROUND ON JUSTIN THOMSON
Justin Thomson is a chief investment officer and a vice president of T. Rowe Price Group, Inc., and T. Rowe Price International Ltd. Mr. Thomson is the lead manager of the International Small-Cap Equity Strategy. He is a member of the International Equity Steering Committee, the Asset Allocation Committee, the Proxy Voting Committee, and the Ethics Committee. Mr. Thomson has 28 years of investment experience, 21 of which have been with T. Rowe Price. Mr. Thomson earned an M.A., with honors, in economics from Cambridge University.

BACKGROUND ON BEN GRIFFITHS
Ben Griffiths is the portfolio manager for the European Smaller Companies Equity Strategy and undertakes investment analysis covering European small-cap stocks. Mr. Griffiths has 20 years of investment experience, 13 of which have been with T. Rowe Price. He earned a diploma in investment analysis from Stirling University and an M.Eng. in engineering science from Oxford University. He also has earned the Chartered Financial Analyst designation.

ABOUT T. ROWE PRICE
Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com), is a global investment management organization with $1.21 trillion in assets under management as of December 31, 2019. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

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T. ROWE PRICE CONTACTS

Public Relations                    Investor Relations
Brian Lewbart                        Meghan Azevedo
410-345-2242                        410-345-2756
Brian.Lewbart@troweprice.com                Meghan.Azevedo@troweprice.com

Bill Weeks
410-345-4713
Bill.Weeks@troweprice.com